As filed with the Securities and Exchange Commission on March 13, 2024

Registration No. 333-274220

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PainReform Ltd.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

65 Yigal Alon St.
Tel Aviv, Israel 6744316
Tel +972 3 7177051
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Selinger, Esq. Gary Emmanuel, Esq. Eyal Peled, Esq. Greenberg Traurig LLP One Vanderbilt Ave New York, NY 10017 +1 212 801 9200	Ronen Kantor, Esq. Doron Tikotzky Kantor Gutman & Amit Gross & Co. B.S.R. 4 Tower, 33 Floor 7 Metsada Street, Bnei Brak 5126112 Israel Tel: +972 3 613 3371

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 13, 2024

297,896 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to an aggregate of 297,896 ordinary shares, par value NIS 0.30 per share of PainReform Ltd., consisting of (i) 131,230 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on July 14, 2023, or the First July 2023 Private Placement, and (ii) 166,666 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on July 18, 2023, or the Second July 2023 Private Placement.

The selling shareholder is identified in the table commencing on page 11. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of warrants if the selling shareholder do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

 The selling shareholder may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution”.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PRFX.” The last reported sale price of our ordinary shares on March 12, 2024 was $2.00 per share.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March        , 2024.

i

ii

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “PainReform”, “the Company” and “our Company” refer to PainReform, Ltd., and its wholly-owned subsidiaries.  References to “ordinary shares”, “warrants” and “share capital” refer to the ordinary shares, warrants, and share capital, respectively, of PainReform.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys.  We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry.  Forecasts are particularly likely to be inaccurate, especially over long periods of time.  In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite.  Statements as to our market position are based on the most currently available data.  While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.  Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments.  Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information.  We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

 PAINREFORM® and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us.  Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights of the applicable licensor to these trademarks and trade names.  Unless otherwise stated in this prospectus, we do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD,” and “$” refer to U.S. dollars, the lawful currency of the U.S.  All references to “shares” in this prospectus refer to the ordinary shares of PainReform Ltd., par value NIS 0.30 per share.  All references to “Companies Law” refer to the Israeli Companies Law, 5759-1999, as amended.

Effective June 8, 2023, we effected a 1-for-10 reverse share split of our authorized ordinary shares, including our issued and outstanding ordinary shares, and the par value of each share was accordingly increased from NIS 0.03 per share to NIS 0.30 per share.  Unless specifically provided otherwise herein, the share and per share information that follows in this prospectus, other than in the historical financial statements and related notes included elsewhere in this prospectus, assumes the effect of the reverse share split. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as share prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus.  You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision.  Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties.  See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a clinical stage specialty pharmaceutical company focused on the reformulation of established therapeutics.  Our proprietary extended -release drug-delivery system is designed to provide an extended period of post-surgical pain relief without the need for repeated dose administration while reducing the potential need for the use of opiates.

Our strategy is to incorporate generic drugs with our proprietary extended -release drug-delivery system in order to create extended release drug products and to take advantage of the 505(b)(2) regulatory pathway created by the FDA.  The 505(b) (2) new drug application, or NDA, process, provides for FDA approval of a new drug based in part on data that was developed by others, including published literature references and data previously reviewed by the FDA in its approval of a separate application.  PRF-110, our first product candidate, is based on the local anesthetic ropivacaine, targeting the post-operative pain relief market.  PRF-110 is an oil-based, viscous, clear solution that is deposited directly into the surgical wound bed prior to closure to provide localized and extended post-operative analgesia.

Corporate Information

We were incorporated under the laws of the State of Israel in November 2007. Our principal executive offices are located at 65 Yigal Alon St., Tel Aviv, Israel 6744316. Our telephone number is +972-3-717-7051. Our corporate website address is www.painreform.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

First July 2023 Financing

             On July 14, 2023, we sold to a certain institutional investor an aggregate of 117,930 ordinary shares in a registered direct offering at a purchase price of $9.00 per share, and pre-funded warrants to purchase up to 183,300 ordinary shares at a purchase price of $8.999, resulting in gross proceeds of approximately $2.7 million.  In addition, we issued to the investor unregistered warrants to purchase up to an aggregate of 301,230 ordinary shares in a concurrent private placement. The warrants are immediately exercisable and will expire five years from the issuance date at an exercise price of $9.00 per ordinary share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if at the time of exercise thereof, there is no effective registration statement registering the ordinary shares underlying the warrants. We paid an aggregate of $176,220 in placement agent fees and reimbursed the placement agent’s actual out-of-pocket expenses up to $50,000.

In connection with the First July 2023 Financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 131,230 ordinary shares issuable upon exercise of these warrants.

 Second July 2023 Financing

             On July 18, 2023, we sold to a certain institutional investor an aggregate of 145,000 ordinary shares in a registered direct offering at a purchase price of $9.00 per share, and pre-funded warrants to purchase up to 21,666 ordinary shares at a purchase price of $8.999, resulting in gross proceeds of approximately $1.5 million.  In addition, we issued to the investor unregistered warrants to purchase up to an aggregate of 166,666 ordinary shares in a concurrent private placement. The warrants are immediately exercisable and will expire five years from the issuance date at an exercise price of $9.00 per ordinary share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if at the time of exercise thereof, there is no effective registration statement registering the ordinary shares underlying the warrants. We paid an aggregate of $97,500 in placement agent fees and reimbursed the placement agent’s actual out-of-pocket expenses up to $30,000.

In connection with the Second July 2023 Financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 166,666 ordinary shares issuable upon exercise of these warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholder, we are referring to the ordinary shares that may be issuable upon exercise of investor warrants. Throughout this prospectus, when we refer to the selling shareholder, we are referring to the selling shareholder named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

Warrant Repricing

On December 26, 2023, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to (i) 301,230 ordinary shares issued on July 14, 2023 at an exercise price of $9.00 per ordinary share, or the July 14 Warrants, and (ii) 166,666  ordinary shares issued on July 18, 2023 at an exercise price of $9.00 per ordinary share, or the July 18 Warrants and together with the July 14 Warrants, the Existing Warrants.

Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 467,896 ordinary shares at a reduced exercise price of $2.85 per ordinary share, resulting in gross proceeds to us of approximately $1.3 million, in consideration of our agreement to issue new warrants to purchase ordinary shares, or the New Warrants, to purchase up to an aggregate of 935,792 ordinary shares at an exercise price of $2.85 per ordinary share.

We engaged H.C. Wainwright & Co., LLC, or Wainwright to act as our exclusive placement agent in connection with the transactions contemplated by the Inducement Letter. We also agreed to issue to Wainwright or its designees warrants, or the Placement Agent Warrants, to purchase up to 32,753 ordinary shares (representing 7.0% of the Existing Warrants being exercised) which have the same terms as the New Warrants except the Placement Agent Warrants have an exercise price equal to $3.5625 per ordinary share (125% of the reduced exercise price of the Existing Warrants). Similar to the New Warrants, the Placement Agent Warrants are immediately exercisable from the date of issuance until the fifth anniversary of such date.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on December 28, 2023.

Recent Developments Affecting Our Business

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks. Nevertheless, our clinical and business development activities remain on track. See also Risk Factors – “Conditions in the Middle East and in Israel may harm our operations”.

The Offering

Offered Shares
Up to an aggregate of 297,896 ordinary shares, par value NIS 0.30 per share of PainReform Ltd., consisting of (i) 131,230 ordinary shares issuable upon the exercise of warrants originally issued in the First July 2023 Private Placement, and (ii) 166,666 ordinary shares issuable upon the exercise of warrants originally issued in the Second July 2023 Private Placement. The selling shareholder is identified in the table commencing on page 11.

Ordinary Shares Outstanding at March 12, 2024	1,728,347 ordinary shares.

Use of proceeds
We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of investor warrants if the selling shareholder does not exercise the warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PRFX.”

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 1,728,347 ordinary shares outstanding as of March 12, 2024, and excludes:

●
options to purchase 203,382 ordinary shares with a weighted average exercise price of $11.21 per share, granted under the 2008 PainReform Ltd. Option Plan and the 2019 PainReform Ltd. Option Plan, or together, our equity incentive plans;

●	13,952 ordinary shares reserved for future awards under our equity incentive plans; and

●	warrants to purchase 4,918,762 ordinary shares at a weighted average exercise price of $69.03.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares as described above.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2023 filed with the SEC on February 29, 2024. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 297,896 ordinary issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Certain warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our ordinary shares.

Under GAAP, we are required to evaluate warrants to determine whether they should be accounted for as a warrant liability or as equity. We have concluded that certain warrants contain provisions requiring liability classification. Therefore, as described in our financial statements, we are accounting for certain warrants as a warrant liability and are recording that liability at fair value upon issuance. We will record any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our ordinary shares and may cause fluctuations in our results of operations based on factors that are outside of our control.

Conditions in the Middle East and in Israel may harm our operations.

Our executive office and research and development facilities are located in Israel. Most of our officers and directors are residents of Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, and between Israel and the Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks. As a result of the events of October 7, 2023 whereby Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. As of the date of this prospectus, we have not been impacted by any absences of personnel at our service providers or counterparties located in Israel. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of the date of this prospectus, we currently have 6 full-time and 1 part-time employees, with 6 employees located in Israel and 1 employee located outside of Israel.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical trials of PRF-110. Of the seven clinical sites currently participating in our clinical trials, none are located in Israel. Additionally, in 2021, we put in place a plan and actions directed at shifting manufacturing and scale-up operations of PRF-110 to North America and engaged Pharmaceutics International, a U.S.-based contract manufacturing organization for the purpose of manufacturing our clinical trial batches. As such, our clinical and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. if the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict.  In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen, and various rebel militia groups in Syria. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. In recent years, the hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere incorporated by reference in this prospectus constitute forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; expected capital needs and expenses; statements relating to the research, development, completion and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties.  We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

• our ability to continue as a going concern;

• our history of losses and need for additional capital to fund our operations and our ability to obtain additional capital on acceptable terms, or at all;

• our dependence on the success of our initial product candidate, PRF-110;

• the outcomes of preclinical studies, clinical trials and other research regarding PRF-110 and future product candidates;

• fluctuations in inflation and interest in Israel and the United States;

• our limited experience managing clinical trials;

• our ability to retain key personnel and recruit additional employees;

• our reliance on third parties for the conduct of clinical trials, product manufacturing and development;

• the impact of competition and new technologies;

• our ability to comply with regulatory requirements relating to the development and marketing of our product candidates;

• our ability to establish and maintain strategic partnerships and other corporate collaborations;

• the implementation of our business model and strategic plans for our business and product candidates;

• the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

• the overall global economic environment;

• our ability to develop an active trading market for our ordinary shares and whether the market price of our ordinary shares is volatile;

• statements as to the impact of the political and security situation in Israel on our business, including due to the current war between Israel and Hamas; and

• those factors referred to in our 2023 Annual Report incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2023 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur.  Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

As part of the Inducement Letter, we have received proceeds of $1.3 million from the exercise of the warrants that were exercised for cash by the selling shareholders.

We may receive proceeds from the exercise of the warrants to the extent that these warrants are exercised for cash by the selling shareholders. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $4.2 million. We intend to use the net proceeds of such warrant exercise, if any, to advance our clinical studies, and for general corporate purposes. Pending such uses, we intend to invest the net proceeds in bank deposits. We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization on an actual basis as of December 31, 2023:

As of December 31, 2023
(Actual)
(U.S.$ in thousands)

Long-term liabilities:	281

Shareholders’ equity:
Share capital	147
Additional Paid in Capital	48,955
Accumulated deficit	(41,863)
Total shareholders’ equity	7,239

Total capitalization	7,520

The number of issued and outstanding shares as of December 31, 2023 in the table excludes:

●	297,896 ordinary shares currently held in abeyance;

●	options to purchase 203,382 ordinary shares with a weighted average exercise price of $11.21 per share, granted under our equity incentive plans;

●	13,952 ordinary shares reserved for future awards under our equity incentive plans; and

●	warrants to purchase 4,918,762 ordinary shares at a weighted average exercise price of $69.03.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholder are those ordinary shares issuable upon exercise of warrants previously issued in connection with our private placements that closed on July 14, 2023 and July 18, 2023. For additional information regarding the issuance of those warrants to purchase ordinary shares, see “Prospectus Summary – First July 2023 Financing,” and “Prospectus Summary – Second July 2023 Financing” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the ordinary shares by the selling shareholder. The second column lists the number of ordinary shares beneficially owned by the selling shareholder, based on its ownership of ordinary shares and investor warrants to purchase ordinary shares, as of August 24, 2023, assuming exercise of the investor warrants held by the selling shareholder on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholder. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by the selling shareholder pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the investor warrants issued in the First July 2023 Private Placement and the Second July 2023 Private Placement, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholder may sell all, some or none of its ordinary shares or investor warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Armistice Capital Master Fund, Ltd. (1)	1,321,188	(2)	297,896	(3)	1,023,292	(4)	9.99%	(1)

(1)
The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The ownership percentage in the table gives effect to the 9.99% beneficial ownership limitation set forth in the warrants as described below. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)
Represents (i) 87,500 ordinary shares issuable upon exercise of warrants issued in September 2020, (ii) 297,896 ordinary shares underlying warrants, comprised of (A) 131,230 ordinary shares issuable upon exercise of warrants issued in our First July 2023 Private Placement, and (B) 166,666 ordinary shares issuable upon exercise of warrants issued in our Second July 2023 Private Placement, all of which were exercised in December 2023, however, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant, and (iii) 935,792 ordinary shares issuable upon exercise of warrants issued in December 2023. The warrants issued in December 2023 are subject to a beneficial ownership limitation of 4.99% and the warrants issued in September 2020 and the shares held in abeyance are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict the Master Fund from exercising that portion of the warrants that would result in the Master Fund and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(3)
Represents 297,896 ordinary shares underlying warrants, comprised of (A) 131,230 ordinary shares issuable upon exercise of warrants issued in our First July 2023 Private Placement, and (B) 166,666 ordinary shares issuable upon exercise of warrants issued in our Second July 2023 Private Placement, all of which were exercised in December 2023, however, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

(4)
Represents (i) 87,500 ordinary shares issuable upon exercise of warrants issued in September 2020, and (ii) 935,792 ordinary shares issuable upon exercise of warrants issued in December 2023. The warrants issued in December 2023 are subject to a beneficial ownership limitation of 4.99% and the warrants issued in September 2020 and the shares held in abeyance are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict the Master Fund from exercising that portion of the warrants that would result in the Master Fund and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our amended and restated articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Articles of Association

Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.  Our Israeli company number is 514418581.  The address of our registered office is 65 Yigal Along St., Tel Aviv, Israel 6744316.

Share Capital

As of March 12, 2024, our authorized share capital consists of 5,000,000 ordinary shares, par value NIS 0.30 per share, of which 1,728,347 ordinary shares are issued and outstanding.

All of our ordinary shares have identical voting and other rights in all respects.  All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable.  Our amended and restated articles of association and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than five (5) but no more than eight (8) directors, including any external directors required to be appointed by the Companies Law.  Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply, and directors appointed by our board of directors, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at a general meeting of our shareholders.

In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association.  Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, to serve until the subsequent annual general meeting of our shareholders.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office pursuant to the terms of the Companies Law.  For further information on the election and removal of external directors, see “Management — External Directors — Election and Dismissal of External Directors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, as filed with the SEC on February 29, 2024.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that Office Holders (as defined in the Companies Law) owe to a company.

An Office Holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an Office Holder to act with the level of care with which a reasonable Office Holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an Office Holder act in good faith and in the best interests of a company. The duty of care includes a duty to use reasonable means to obtain:

● information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

● all other important information pertaining to these actions.

The duty of loyalty requires an Office Holder to act in good faith and for the benefit of a company, and includes a duty to:

● refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

 ● refrain from any activity that is competitive with the company;

● refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

● disclose to the company any information or documents relating to the company’s affairs which the Office Holder received as a result of his or her position as an Office Holder.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an Office Holder promptly disclose to the board of directors any personal interest that he or she may have concerning any existing or proposed transaction with a company, as well as any substantial information or document with respect thereof. An interested Office Holder’s disclosure must be made promptly and, in any event, no later than the first meeting of the board of directors at which the transaction is considered.

Under the Companies Law, a “personal interest” includes an interest of any person in an action or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in a company. A personal interest furthermore includes the personal interest of a person for whom the Office Holder holds a voting proxy or the interest of the Office Holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy, even if such shareholder itself has no personal interest in the approval of the matter. An Office Holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of a relative of such Office Holder in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is defined as any of the following:

● a transaction other than in the ordinary course of business;

● a transaction that is not on market terms; or

● a transaction that may have a material impact on a company’s profitability, assets or liabilities.

Approval Procedure

If an Office Holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the articles of association of a company provide for a different method of approval. Our amended and restated articles of association do not provide for any such different method of approval. Further, so long as an Office Holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the Office Holder that would otherwise be deemed a breach of the duty of loyalty. However, a company may not approve a transaction or action that is adverse to such company’s interest or that is not performed by the Office Holder in good faith. Approval first by a company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction in which an Office Holder has a personal interest. Arrangements regarding the Office Holders’ terms of office and employment (which includes compensation, indemnification or insurance) generally require the approval of the remuneration committee, board of directors and, in certain circumstances, the shareholders, in that order, and must generally be consistent with the Company’s Compensation Policy.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee have a personal interest in the matter, or unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. Generally, if a majority of the members of the audit committee and the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee and/or the board of directors on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Transactions with Controlling Shareholders

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a controlling shareholder or an officer who is a controlling shareholder of a company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction.

Extraordinary transactions, including private placement transactions, with a controlling shareholder or in which a controlling shareholder has a personal interest, and engagements with a controlling shareholder or his or her relative, directly or indirectly, including through a corporation under his or her control, regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder or an employee of the company, regarding his or her terms of service or employment, require the approval of the audit committee or remuneration committee, the board of directors and the shareholders of a company by a Special Majority, in that order.

Arrangements regarding the terms of office and employment of a controlling shareholder who is an Office Holder, and the terms of employment of a controlling shareholder who is an employee of a company, require the approval of the remuneration committee, board of directors and the shareholders by a Special Majority, in that order, with respect to Office Holders’ compensation.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Dividends and Dividend Policy

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. The Articles provide that the Board may from time to time declare, and cause the Company to pay, such dividends as may appear to it to be justified by the profits of the Company and that the Board has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

Pursuant to our amended and restated articles of association, subject to the rights of holders of shares with limited or preferred rights, ordinary shares shall confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of the assets of the Company upon its winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any.

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

Payment of dividends may also be subject to Israeli withholding taxes. See “Taxation — Israeli Tax Considerations” in our Annual Report on Form 20-F most recently filed with the SEC for additional information.

Transfer of Shares

Ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer to the Company or its transfer agent together with the certificate of the shares to be transferred and such other evidence, if any, as the directors may require to prove the rights of the intending transferor in the transferred shares.

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, declared as enemies of Israel.

Shareholder Meetings

Our amended and restated articles of association provide that an annual general meeting must be held at least once in every calendar year, not later than 15 months after the last preceding annual general meeting, at such time and place as may be determined by the Board. The Board may, in its discretion, convene additional shareholder meetings and, pursuant to the Companies Law, must convene a meeting upon the demand of two directors or one quarter of the directors then in office or upon the demand of the holder or holders of 5% of the Company’s issued share capital and 1% of its voting rights or upon the demand of the holder or holders of 5% of its voting rights. All demands for shareholder meetings must set forth the items to be considered at that meeting. Pursuant to the Companies Law, the holder or holders of 1% of the Company’s voting rights may request the inclusion of an item on the agenda of a future shareholder meeting, provided the item is appropriate for discussion at a shareholder meeting.

The agenda for a shareholder meeting is determined by the Board and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of 1% of the Company’s voting rights. According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, or the General Meeting Regulations, holder(s) of one percent or more of the Company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, generally by submitting a proposal within seven days of publicizing the convening of a shareholder meeting, or, if the Company publishes a preliminary notice at least 21 days prior to publicizing the convening of a meeting (stating its intention to convene such meeting and the agenda thereof), within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Articles.

Pursuant to the Companies Law and regulations promulgated thereunder with respect to the convening of general meetings in a public company, shareholder meetings generally require prior notice of not less than 21 days, and for certain matters specified in the Companies Law, not less than 35 days. The function of the annual general meeting is to elect directors in accordance with the Articles, receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the directors and auditors, appoint auditors and fix their remuneration and transact any other business which under the Articles or applicable law may be transacted by the shareholders of a company in general meeting.

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.  The quorum required for our general meetings of shareholders is of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of our outstanding voting rights.  A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine.  At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “— Shareholder Meetings.”

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association.  Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval described under “Management — Fiduciary duties and approval of specified related party transactions under Israeli law — Disclosure of personal interests of a controlling shareholder and approval of transactions” and (iii) approval of certain compensation-related matters require the approval described under “— Board of directors and officers — Compensation Committee” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as filed with the SEC on March 18, 2021.  Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.  Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of significant shareholders (as defined in the Companies Law), our amended and restated articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to: (i) any action or transaction with a related party which requires shareholder approval under the Companies Law; or (ii) the approval, by the board of directors, of an action in which an office holder has a personal interest. We may deny a request to review a document if we determine that the request was not made in good faith, or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward a company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and at class shareholder meetings with respect to the following matters:

● an amendment to the company’s articles of association;

● an increase of the company’s authorized share capital;

● a merger; or

● approval of interested party transactions and acts of Office Holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

Certain shareholders have a further duty of fairness toward a company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote or a shareholder class vote and any shareholder who has the power to appoint or to prevent the appointment of an Office Holder of the company or other power towards the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Mergers and Acquisitions under Israeli Law

(i)  Mergers

The Companies Law permits merger transactions if approved by each party’s board of directors, and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control of the other party to the merger or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

(ii) Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders’ meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each of member of the board of directors have in the offer or stems therefrom.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

(iii) Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also provides, subject to certain exceptions, that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares unless tendering an offer to purchase all of the outstanding shares of the company or the applicable class of the shares. If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the purchaser may provide in its offer that an offeree who accepted the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights.  As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association.  In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares.  The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting.  The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital.  Any such change is subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting.  In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Description of the Warrants

First July 2023 Warrants

The following is a brief summary of the investor warrants issued in connection with our First July 2023 financing and is subject in all respects to the provisions contained in the investor warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated July 14, 2023.  As part of the Inducement Letter, all of the July 14 Warrants were exercised.  However, the issuance of certain of the underlying shares is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

Exercisability. Holders may exercise warrants at any time after July 14, 2023 until close of business on July 14, 2028. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If at the time of exercise of the warrants there is no effective registration statement registering the ordinary shares underlying the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our ordinary shares purchasable upon such exercise.

Exercise Price. The exercise price of ordinary shares purchasable upon exercise of the investor warrants is $9.00 per share. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under FINRA Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares issuable upon exercise of the warrants, subject to limited exceptions.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, any tender offer or exchange offer or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes value of the unexercised portion of the warrants as of the date of the consummation of the fundamental transaction; provided, however, in the event of a fundamental transaction which is not within the our control (including not approved by our board of directors), we will only be required to pay the same type of consideration, at the Black-Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our shares in connection with the Fundamental Transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our ordinary shares underlying the warrants will be listed on the Nasdaq Capital Market and our ordinary shares are traded on the Nasdaq Capital Market.

Rights as Shareholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

Second July 2023 Warrants

The following is a brief summary of the investor warrants issued in connection with our Second July 2023 financing and is subject in all respects to the provisions contained in the investor warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated July 18, 2023. As part of the Inducement Letter, all of the July 18 Warrants were exercised.  However, the issuance of certain of the underlying shares is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

Exercisability. Holders may exercise warrants at any time after July 18, 2023 until close of business on July 18, 2028. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If at the time of exercise of the warrants there is no effective registration statement registering the ordinary shares underlying the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our ordinary shares purchasable upon such exercise.

Exercise Price. The exercise price of ordinary shares purchasable upon exercise of the investor warrants is $9.00 per share. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under FINRA Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares issuable upon exercise of the warrants, subject to limited exceptions.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, any tender offer or exchange offer or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes value of the unexercised portion of the warrants as of the date of the consummation of the fundamental transaction; provided, however, in the event of a fundamental transaction which is not within the our control (including not approved by our board of directors), we will only be required to pay the same type of consideration, at the Black-Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our shares in connection with the Fundamental Transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our ordinary shares underlying the warrants will be listed on the Nasdaq Capital Market and our ordinary shares are traded on the Nasdaq Capital Market.

Rights as Shareholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

Transfer Agent

The transfer agent and registrar for our ordinary shares is Equiniti Trust Co.  Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is 800-937-5449.

Exchange Controls

There are no Israeli government laws, decrees or regulations that restrict or that affect our export or import of capital or the remittance of dividends, interest or other payments to non-resident holders of our securities, including the availability of cash and cash equivalents for use by us and our wholly-owned subsidiaries, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel or otherwise as set forth under “Taxation.”

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the warrants issued in our First July 2023 Private Placement and our Second July 2023 Private Placement to permit the resale of these ordinary shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares other than proceeds from the cash exercise of the warrants, if and when exercised. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholder may sell all or a portion of the ordinary shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

● on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

● in the over-the-counter market;

● in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

● through the writing of options, whether such options are listed on an options exchange or otherwise;

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● short sales;

● sales pursuant to Rule 144;

● broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

● a combination of any such methods of sale; and

● any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be $15,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron Tikotzky Kantor Gutman, Nass Amit Gross & Co., Bnei Brak, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1(b) to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This registration statement on Form F-1 under the Securities Act relating to this offering of our securities of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports, including annual reports on Form 20-F, with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

We maintain a corporate website at https://painreform.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC on February 29, 2024;

(2)
our Form 6-Ks furnished with the SEC on March 1, 2024 and March 7, 2024 (in each case, to the extent expressly incorporated by reference into our effective registration statements on Form F-3); and

(3)
the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on February 29, 2024, and any amendment or report filed for the purpose of further updating that description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at PainReform Ltd., 65 Yigal Alon St., Tel Aviv, Israel 6744316, Attention: Ilan Hadar, Chief Executive Officer, telephone number: +972-3-717-7051.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a major portion of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman, Amit Gross & Co., that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to specified time limitations and legal procedures, an Israeli court may enforce a foreign judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided, among other things, it finds that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

●
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

●	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if:

●	the judgement was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgement is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud,

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court,

●	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

●	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

●	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

           , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

•          a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•          reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•          reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•          expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•          a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•          a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•          a financial liability imposed on the office holder in favor of a third party; and

•          expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

•          a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•          a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•          an act or omission committed with intent to derive illegal personal benefit; or

•          a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. See Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law.” However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority (as described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law”), provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since March 12, 2021, up to the date of this registration statement) which were not registered under the Securities Act:

On July 14, 2023, we consummated a registered direct offering of 117,930 ordinary shares and 183,300 pre-funded warrants at a price of $9.00 per and $8.999 per pre-funded warrant, share and a simultaneous private placement of warrants to purchase an aggregate of up to 301,230 ordinary shares. The warrants have an exercise price of $9.00 per share and are immediately exercisable.

On July 18, 2023, we consummated a registered direct offering of 145,000 ordinary shares and 21,666 pre-funded warrants at a price of $9.00 per and $8.999 per pre-funded warrant, share and a simultaneous private placement of warrants to purchase an aggregate of up to 166,666 ordinary shares. The warrants have an exercise price of $9.00 per share and are immediately exercisable.

On December 26, 2023, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to (i) 301,230 ordinary shares issued on July 14, 2023 at an exercise price of $9.00 per ordinary share, or the July 14 Warrants, and (ii) 166,666  ordinary shares issued on July 18, 2023 at an exercise price of $9.00 per ordinary share, or the July 18 Warrants and together with the July 14 Warrants, the Existing Warrants. Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 467,896 ordinary shares at a reduced exercise price of $2.85 per ordinary share, resulting in gross proceeds to us of approximately $1.3 million, in consideration of our agreement to issue new warrants to purchase ordinary shares to purchase up to an aggregate of 935,792 ordinary shares at an exercise price of $2.85 per ordinary share.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Exhibit Description
3.1
Amended and Restated Articles of Association of PainReform Ltd., as currently in effect (included as Exhibit 1.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 29, 2024, and incorporated herein by reference).

4.1
Specimen Share Certificate (included as Exhibit 4.1 to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on August 5, 2020, as amended, and incorporated herein by reference).

5.1**	Opinion of Doron Tikotzky Kantor Gutman & Amit Gross

10.1#	2019 Option Plan (included as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

10.2#	Compensation Policy (included as Exhibit 4.2 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 16, 2022, and incorporated herein by reference)

10.3
Form of Indemnification Agreement (included as Exhibit 10.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on August 24, 2020, and incorporated herein by reference)

10.4#	Form of Option Award (included as Exhibit 10.7 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

10.5
Amended and Restated Investors’ Rights Agreement dated November 26, 2008 (included as Exhibit 10.8 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

10.6
Form of Representative Warrant (included as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

10.7
Form of Warrant Agency Agreement including Form of Unit Warrant (included as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

10.8
Securities Purchase Agreement dated as of March 8, 2021 by and between PainReform Ltd. and the purchasers identified on the signature pages thereto (included as Exhibit 10.1 to our Form 6-K filed with the Securities and Exchange Commission on March 9, 2021, and incorporated herein by reference)

10.9
Form of Warrant issued to certain institutional investors on March 10, 2021 (included as Exhibit 10.2 to our Form 6-K filed with the Securities and Exchange Commission on March 9, 2021, and incorporated herein by reference)

10.10
Registration Rights Agreement dated as of March 8, 2021 by and between PainReform and the purchasers signatory thereto (included as Exhibit 10.3 to our Form 6-K filed with the Securities and Exchange Commission on March 9, 2021, and incorporated herein by reference)

10.11
Form of Securities Purchase Agreement, dated as of July 12, 2023, between the Company and the purchasers identified on the signature pages thereto (included as Exhibit 10.1 to our Form 6-K filed with the Securities and Exchange Commission on July 14, 2023, and incorporated herein by reference)

10.12
Form of Placement Agency Agreement, dated as of July 12, 2023, by and between the Company and Maxim Group LLC (included as Exhibit 10.2 to our Form 6-K filed with the Securities and Exchange Commission on July 14, 2023, and incorporated herein by reference)

10.13	Form of Pre-Funded Ordinary Share Purchase Warrant (included as Exhibit 10.3 to our Form 6-K filed with the Securities and Exchange Commission on July 14, 2023, and incorporated herein by reference)

10.14	Form of Ordinary Share Purchase Warrant (included as Exhibit 10.4 to our Form 6-K filed with the Securities and Exchange Commission on July 14, 2023, and incorporated herein by reference)

10.15
Form of Securities Purchase Agreement, dated as of July 12, 2023, between the Company and the purchasers identified on the signature pages thereto (included as Exhibit 10.1 to our Form 6-K filed with the Securities and Exchange Commission on July 18, 2023, and incorporated herein by reference)

10.16
Form of Placement Agency Agreement, dated as of July 12, 2023, by and between the Company and Maxim Group LLC (included as Exhibit 10.2 to our Form 6-K filed with the Securities and Exchange Commission on July 18, 2023, and incorporated herein by reference)

10.17	Form of Pre-Funded Ordinary Share Purchase Warrant (included as Exhibit 10.3 to our Form 6-K filed with the Securities and Exchange Commission on July 18, 2023, and incorporated herein by reference)

10.18	Form of Ordinary Share Purchase Warrant (included as Exhibit 10.4 to our Form 6-K filed with the Securities and Exchange Commission on July 18, 2023, and incorporated herein by reference)

10.19	Form of Inducement Letter (included as Exhibit 10.1 to our Form 6-K filed with the Securities and Exchange Commission on December 27, 2023, and incorporated herein by reference)

10.20	Form of New Warrant (included as Exhibit 10.2 to our Form 6-K filed with the Securities and Exchange Commission on December 27, 2023, and incorporated herein by reference)

10.21	Form of Placement Agent Warrant (included as Exhibit 10.1 to our Form 6-K filed with the Securities and Exchange Commission on December 27, 2023, and incorporated herein by reference)

10.22	Clawback Policy (included as Exhibit 4.3 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 29, 2024, and incorporated herein by reference)

23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm

23.3**	Consent of Doron Tikotzky Kantor Gutman & Amit Gross (included in Exhibit 5.1)

24.1**	Power of Attorney (included in signature page)

107**	Filing Fee Table

*	Filed herewith.

**	Previously filed.

#	Management contract or compensatory plan.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on this 13th of March, 2024.

PAINREFORM LTD.

By:	/s/ Ilan Hadar
Name:	Ilan Hadar
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ilan Hadar	Chief Executive Officer and Chief Financial Officer	March 13, 2024
Ilan Hadar	(principal executive, financial and accounting officer)

*	Chairman of the Board and Director	March 13, 2024
Ehud Geller

*	Director	March 13, 2024
Prof. Eli Hazum

*	Director	March 13, 2024
Efi Cohen-Arazi

*	Director	March 13, 2024
Dr. Ellen S. Baron

*	Director	March 13, 2024
Augustine Lawlor

*By	/s/ Ilan Hadar
Ilan Hadar
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of PainReform Ltd., has signed this registration statement on March 13, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative